Exhibit  No. 6

Letter to Shareholders

THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES. THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH, FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INVESTMENT HOLDING CO., LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

Dear Shareholders,

We announced our Spin-off Plan (the “Spin-off”) last Friday. During the past few days, we received many comments from the shareholders with regard to the questions of the Spin-off. We would like to take this opportunity to further communicate with you on the Spin-off.

First of all, we are by no means to do the Spin-off at cost of shareholders’ interests. On contrary, we have considered many alternatives and done our best to take care of the best interests of the shareholders. Some of you may challenge why we elect to announce to do the Spin-off at the present point of time. This is because that both ASUS and Pegatron come to a critical point now. ASUS could not maintain its competitiveness in the NB industry as many other EMS service providers won’t treat ASUS as important strategic customer given the fact that ASUS has Pegatron. On the other hand, Pegatron is trapped in the current business scope as many OEM/ODM customers won’t place more orders with Pegatron in consideration of ASUS 100% ownership in Pegatron. This tie between ASUS and Pegatron really hinders ASUS’ and Pegatron’s business developments. Time is not with us. We need to make a quick and smart move. If we chose not to do the Spin-off, the shareholders probably would suffer the most as both ASUS and Pegatron would be dried up sooner or later. The sooner we break the tie the lesser the shareholder will suffer. The contemplated Spin-off is considered the fastest and most effective solution to reduce and even remove this concern.

Moreover, if you further look into the current status, you should understand that the shareholders have actually owned Pegatron shares involuntarily, which means ASUS share prices could have been discounted by its ownership of Pegatron whose financials are not publically accessible by the shareholders. From our perspective, we believe there is hidden value from Pegatron; however, because the shareholders can not access Pegatron’s financials, the value of Pegatron and in turn the value of ASUS have been underestimated or over-discounted for a long time. After the Spin-off, Pegatron’s financials will be readily available for the public after the IPO and hence the hidden value would be unlocked. Upon completion of the Spin-off and Pegatron IPO, in fact the shareholders will have more options for their investment decisions in ASUS, i.e. they can keep ASUS or Pegatron only or they can keep both of them. Therefore, the executive officers at ASUS and Pegatron consider the Spin-off necessary and proper and it is their fiduciary duty to carry out such Spin-off plan to maximize the shareholder’s best interests.

We understand that there are lots of complaints and inconvenience caused by the contemplated Spin-off. During the past few months, we have studied many alternatives and had many negotiations/discussions with the local regulators. We concluded that the current plan is the most efficient and effective way to resolve the difficulty faced by ASUS and Pegatron. We are not asking you not to sell your shares of ASUS but would like to request you to think it over. We hope through a more effective communication like this letter will be helpful for you to do a rational investment decision and prevent the selling pressure of ASUS shares, which is indeed to your interests.

We wish we could make the communication earlier but the local regulations prohibit us doing so until last Friday. We also apologize for the inconvenience brought to some of the shareholders. While we can not give you assurance that we can solve all the problems from everyone of you, we will try to understand your difficulty and see if we can be of any assistance. Please write your emails to our IR contact (investor@asus.com) if you have any question on the Spin-off and/or requests for help. We will try our best to facilitate your needs. Also we would like to let you know that we are still making efforts to streamline Pegatron IPO process. Based on the current estimation, there is a chance that ASUS’s relisting and Pegatron IPO could concurrently happen, that shall help to remove some shareholders’ concerns, although until now we can not give you such assurance that we could achieve that. If a concurrent listing can’t be achieved, we will try to minimize the unlisted period of Pegatron shares and provide an expected time table for your reference.

Lastly, we do wish we could have your supports on the Spin-off.

Respectfully yours,

David Chang, CFO of ASUSTeK
Sharon Su, CIO of Pegatron
Charles Lin, CFO of Pegatron

Date: December 15, 2009